EXHIBIT 23.3

        We hereby consent to the use of our name under the heading "Material Tax Considerations", with respect to United States federal income taxation matters, in the prospectus forming a part of this Registration Statement on Form S-1 of CastlePoint Holdings, Ltd. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder or Item 509 of Regulation S-K.

Respectfully submitted, /s/ BAKER & MCKENZIE LLP Baker & McKenzie LLP